EXHIBIT 23.6

CONSENT OF GARY SIMMONS
The undersigned hereby consents to the use of the information contained in the Annual Information Form of Gold Standard Ventures Corp. for the year ended December 31, 2017 which is represented as having been prepared by the undersigned or under the undersigned's supervision, and to the references, as applicable, to the undersigned's name, in or incorporated by reference in the Registration Statement on Form S-8 being filed by Gold Standard Ventures Corp.
/s/ Gary Simmons
Gary Simmons, B.Sc., QC, MMSA
June 8, 2018